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                                                                    EXHIBIT 99.1

BLUE VALLEY BAN CORP                                     NEWS RELEASE
11935 Riley
Overland Park, Kansas 66225-6128               CONTACT:  Mark A. Fortino
                                                         Chief Financial Officer
                                                         (913) 338-1000
For Immediate Release Friday, January 14, 2005

      BLUE VALLEY BAN CORP REPORTS ANNUAL AND FOURTH QUARTER 2004 EARNINGS

Overland Park, Kansas, January 14, 2005 -- Blue Valley Ban Corp (OTCBB: BVBC) ("the Company") today announced net income of $1.9 million or fully-diluted earnings per share of $0.82 per share for the year ended December 31, 2004, compared to net income of $5.6 million or $2.43 per share for the same period in 2003. Net income for the fourth quarter of 2004 was $6,000, or $0.00 per share, compared to $736,000, or $0.31 per share for the same period in 2003.

"2004 was a challenging year for the Company and our operating results were disappointing. Our 2004 results were adversely impacted by nonrecurring items, which contributed to this being the first time in 10 years that the Company did not have an increase in annual earnings compared to the prior year. However, on a quarter-to-quarter comparison basis, our fourth quarter net interest income was 38% greater than last year and this bodes well for 2005" said Robert D. Regnier, Chairman and CEO of Blue Valley Ban Corp.

During December 2004, the Company's Board of Directors declared a $0.20 cash dividend on the Company's common stock. The dividend will be paid on January 31, 2005 to shareholders of record as of December 31, 2004.

OPERATING RESULTS

For the twelve-month period ending December 31, 2004, net interest income increased 1.9% to $17.1 million compared to $16.9 million for the same period in the prior year, primarily due to growth in earning assets. Noninterest income decreased 38.1% to $13.9 million during this period from $22.5 million in the prior year. The principal factor driving the decrease in non-interest income was a decrease in Loans Held for Sale Income resulting from lower mortgage origination volume. Noninterest expense decreased 9.3% to $26.6 million compared to $29.3 million in the prior year period. The decrease relates primarily to lower incentive compensation costs associated with mortgage originations.

For the fourth quarter of 2004, net interest income increased 37.8% to $ 4.7 million compared to $3.4 million for the same period in the prior year, primarily due to growth in earning assets and an increase in yield on earning assets. Noninterest income decreased to $3.2 million during this period from $3.6 million in the prior year, a decrease of 12.2% due primarily to lower Loans Held for Sale Income. Noninterest expense increased 19.8% to $ 7.1 million compared to $5.9 million in the prior year period. This increase in noninterest expense relates primarily to incremental costs associated with the operation of our Leawood Banking Center (which opened in the current year), nonrecurring accrued expenses related to the cost of litigation, and other expenses.

Total assets, loans and deposits at December 31, 2004 were $672.7 million, $507.2 million and $522.6 million, respectively, compared to $626.5 million, $424.6 million and $470.5 million one year earlier, respectively, increases of 7.4%, 19.4% and 11.1%, respectively.

ABOUT BLUE VALLEY BAN CORP

Blue Valley Ban Corp is a bank holding company that, through its subsidiaries, provides banking services to closely-held business, their owners, professionals and individuals in Johnson County, Kansas. In addition, the Company originates residential mortgages locally and nationwide through its InternetMortgage.com website.



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This release contains forward-looking statements within the meaning of Section
21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, can generally be identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company is unable to predict the actual results of its future plans or strategies with certainty. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing; a deterioration of general economic conditions or the demand for housing in the Company's market areas; legislative or regulatory changes; adverse developments in the Company's loan or investment portfolio; any inability to obtain funding on favorable terms; the loss of key personnel; significant increases in competition; and the possible dilutive effect of potential acquisitions or expansions. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.


                              BLUE VALLEY BAN CORP
                              FOURTH QUARTER 2004
                              FINANCIAL HIGHLIGHTS
                (all dollars in thousands, except per share data)
                                  (unaudited)

Twelve Months Ended December 31                 2004        2003
                                                ----        ----
Net interest income                           $ 17,190    $ 16,863
Provision for loan losses                        1,965       1,350
Non-interest income                             13,941      22,536
Non-interest expense                            26,570      29,286
Net income                                       1,930       5,633
Net income per share - Basic                      0.84        2.51
Net income per share - Diluted                    0.82        2.43
Common stock dividend per share                   0.20        0.15
Return on average assets                          0.30%       0.91%
Return on average equity                          4.69%      14.85%

Three Months Ended December 31
Net interest income                           $  4,736    $  3,436
Provision for loan losses                          915          --
Non-interest income                              3,156       3,594
Non-interest expense                             7,069       5,902
Net Income                                           6         736
Net income per share - Basic                      0.00        0.33
Net income per share - Diluted                    0.00        0.31
Return on average assets                          0.00%       0.47%
Return on average equity                          0.06%       7.33%

At December 31
Assets                                        $672,717    $626,485
Loans                                          507,170     424,620
Deposits                                       522,646     470,495
Stockholders' Equity                            41,384      40,198